Exhibit 17.1

6/23/21

Letter of resignation,

This letter confirms, that I, Bruce Schoengood resign immediately as President and sole Director of Medifirst Solutions, Inc., a Nevada Company based in New Jersey.

Sincerely,

/s/ Bruce Schoengood
Bruce Schoengood
President